Exhibit 4.2

KOPPERS INC.

SUBSCRIPTION AGREEMENT

RE: 7.875% SENIOR NOTES DUE 2019

THE NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS SUCH SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION THEREFROM IS AVAILABLE.

This Subscription Agreement (this “Agreement”) is made by and between Koppers Inc., a Pennsylvania corporation (the “Company”), and Mr. Walter W. Turner (“Subscriber”), who is subscribing hereby for $500,000 of 7.875% Senior Notes due 2019 (the “Note”), substantially in the form attached hereto as Exhibit A.

In consideration of the Company’s agreement to accept Subscriber as a holder of the Note upon the terms and conditions set forth herein, Subscriber agrees and represents as follows:

1. Subscription.

(a) Subscriber hereby subscribes for and agrees to purchase a Note in the amount of $500,000. Subscriber agrees to deliver $500,000 to the Company by check or wire transfer on or before December 1, 2009 (the “Closing Date”).

(b) This Agreement will not be effective unless and until accepted by the Company by means of countersignature of the Company’s designated officer on the Signature Page hereto. The Company reserves the right to reject this subscription, in whole or in part. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to issue the Note if such issuance would constitute a violation of the securities or other laws of the Commonwealth of Pennsylvania.

(c) Subscriber and Company each acknowledge that the Note shall be issued under, and subject to the terms of that certain Indenture dated as of the Closing Date (the “Indenture”) among the Company, Koppers Holdings Inc. (the “Parent”), the Subsidiary Guarantors (as defined in the Indenture) and Wells Fargo Bank, National Association, as Trustee.

2. Suitability Information

(a) Subscriber acknowledges that this offering of the Note is only available to a Subscriber who qualifies as an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Act”). The Subscriber hereby represents and warrants that he is an accredited investor because: (i) he is a natural person with a net worth, including homes, home furnishings, and automobiles, in excess of $1,000,000 (valuing the Subscriber’s assets on the basis of their current fair market value); (ii) he is a natural person with individual income for each of the years 2007 and 2008, and anticipates individual income for 2009, in excess of $200,000; and (iii) he is a director, chief executive officer and president of the Company.

(b) Subscriber acknowledges that: (i) Subscriber must bear the economic risk of an investment in the Note for an indefinite period of time; (ii) there is no public market for the Note and it is possible that one will not develop; and (iii) the Note currently lacks any liquidity and must be considered a long-term investment.

3. Representations and Warranties of Subscriber. By executing this Agreement, Subscriber hereby acknowledges, represents and warrants to the Company as follows:

(a) Subscriber has received the form of Note of even date herewith, attached to this Agreement as Exhibit A, the most recent annual report to shareholders, Form 10-K, and proxy statement for the Parent, the most recent Form 10-K of the Company (“Annual Reports”), and all reports required to be filed by the Company or Parent since the distribution or filing of the Annual Reports, as well as the Company’s Offering Circular prepared in conjunction with a concurrent offering of Notes (including the section therein entitled “Use of Proceeds”). Subscriber has considered such documents thoroughly and sought appropriate legal, investment and tax advice regarding the subject Note if deemed desirable. Subscriber hereby agrees to all terms of the Note as set forth therein. In addition, both Subscriber and Company acknowledge that the Subscriber is the principal executive officer and a director of both the Company and Parent, and, as such, is highly familiar with the business of the Company.

(b) The Company has made available to Subscriber the opportunity to ask questions of, and receive answers from, the Company and its management concerning the terms and conditions of this offering and to obtain any additional information, to the extent that the Company possesses such information, necessary to make an informed, free and voluntary investment decision; and Subscriber acknowledges that all material documents, records and books pertaining to this investment have, on request, been made available to any advisor designated by Subscriber to receive such information.

(c) Subscriber is acquiring the Note for Subscriber’s own account for investment purposes only and not with a view to resale or distribution.

(d)(i) Subscriber is at least 21 years of age, (ii) Subscriber has adequate means of providing for Subscriber’s current needs and personal contingencies, (iii) Subscriber has no need or expectation for liquidity arising from Subscriber’s investment in the Note, (iv) Subscriber maintains a principal domicile (and is not a transient or temporary resident) at the address shown below, (v) the dollar amount of Subscriber’s investments in and commitments to non-liquid securities are, and after Subscriber’s purchase of the Note will be, reasonable and appropriate in relation to Subscriber’s net worth and current or prospective needs, and (vi) the personal financial information provided by Subscriber to the Company in Section 2 of this Agreement accurately reflects Subscriber’s current financial condition with respect to which Subscriber does not anticipate any material adverse changes in the near future.

(e) The Note has not been registered under the Act, or the securities laws of any state and, as a result, is subject to restrictions on transfer.

(f) Subscriber will not sell or otherwise transfer any Note or any interest therein except pursuant to an effective registration statement under the Securities Act of 1933 or an applicable exemption from registration, and agrees to provide notice of any such transfer to the Company not less than five (5) days prior to such transfer, and, upon request of the Company, agrees to furnish the Company with an opinion of counsel that such transfer is permitted. Notwithstanding any of the foregoing, the restrictions set forth in the preceding sentence shall not apply to the transfer by will or intestate succession by Subscriber.

(g) No federal or state agency has approved or disapproved the Note, passed upon or endorsed the merits of the offering thereof, or made any finding or determination as to the fairness of the terms of the offering of the Note.

(h) The Note is being offered and sold in reliance upon specific exemptions from the registration requirements of federal and state securities laws and in reliance on the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the applicability of such exemptions and the suitability of Subscriber to acquire the Note.

4. Representations and Warranties of Company. By accepting this Subscription Agreement, the Company represents and warrants to Subscriber as follows:

(a) The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania and is in good standing in such jurisdiction.

(b) The Company has the full right, power and authority to enter into this Subscription Agreement and to issue the Note and will at all times have the full power and authority to perform its obligations under this Subscription Agreement. This Subscription Agreement has been duly authorized, executed and delivered by the Company. This Subscription Agreement constitutes the Company’s valid and binding obligation, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally, or equitable principles, whether applied in a proceeding in equity or law.

5. Confidentiality. The Subscriber agrees (i) to keep the information contained in this Agreement strictly confidential, (ii) to use the information solely for the purpose of assessing an investment in the Note and (iii) to promptly return to the Company these materials and any other documents or information furnished, if the Subscriber elects not to invest in the Company.

6. Miscellaneous.

(a) All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, singular, or plural as the identity of the person or persons may require.

(b) Neither this Subscription Agreement nor any provisions hereof shall be waived, modified, changed, discharged, terminated, revoked, or canceled except by an instrument in writing signed by the party against whom any change, discharge, or termination is sought.

(c) Notices required or permitted to be given hereunder shall be in writing and shall be deemed to be sufficiently given when personally delivered or sent by registered mail, return receipt requested, addressed to the Company c/o Corporate Secretary, Koppers Inc., 436 Seventh Ave., Pittsburgh, Pa. 15219; or, in the case of Subscriber, at the address provided in this Subscription Agreement, or to such other address furnished by notice given in accordance with this Section 6.

(d) Failure of the Company to exercise any right or remedy under this Subscription Agreement or any other agreement between the Company and Subscriber, or otherwise, or delay by the Company in exercising such right or remedy, will not operate as a waiver thereof. No waiver by the Company will be effective unless and until it is in writing and signed by the Company.

(e) This Subscription Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles which would cause the substantive law of another jurisdiction to apply. Such laws shall be binding upon Subscriber, Subscribers’ heirs, estate, legal representatives, successors and assigns and shall inure to the benefit of the Company and its successors and assigns.

(f) In the event that any provision of this Subscription Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

(g) This Subscription Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous representations, warranties, agreements and understandings in connection therewith.

(h) Each party shall bear its own expenses incurred with respect to this Agreement, the documents referred to herein and the transactions contemplated hereby and thereby.

[signature page follows]

Koppers Inc.

COUNTERPART SUBSCRIPTION AGREEMENT SIGNATURE PAGE

Subscriber, desiring to purchase securities of the Company, by executing this signature page hereby accepts, adopts and agrees to all terms, conditions and representations of the foregoing Subscription Agreement and agrees to subscribe for the amount stated below.

Amount of 7.875% Senior Notes due 2019 subscribed for: $500,000 per the terms of such notes.

Wire transfers in the amount of $                     will be sent to Koppers Inc. at [                    ] Bank, Account Number                     ; Routing Number #                    .

Date:	November 20, 2009

INDIVIDUALS SIGN BELOW:

/s/ Walter W. Turner	Walter W. Turner
Subscriber’s Signature	Print Subscriber’s Name	Social Security No.

ALL SUBSCRIBERS COMPLETE THE ADDRESS SECTION

Principal Residence Address:	Mailing Address, if different from Residence Address:

* * * * * * * * * *
The foregoing Subscription is accepted on November 20, 2009 regarding the referenced securities	Koppers Inc.

	By:	/s/ Brian M. McCurrie

Exhibit A

Form of Note

[to be attached from final Indenture]